Exhibit 99.1

Securities issued to Reporting Person as compensation for services performed.

Title of Security	Exercise price	Grant date	Number of Securities	Date exercisable	Expiration date	Underlying securities

Warrants	0.60	2/17/2010	75,000	2/17/2010	2/17/2013	Common Stock
Warrants	0.62	4/01/2010	75,000	4/01/2010	4/01/2013	Common Stock
Options	0.50	5/17/2010	63,000	5/17/2010	5/17/2012	Common Stock
Warrants	0.25	7/01/2010	75,000	7/01/2010	7/01/2013	Common Stock
Warrants	0.30	10/01/2010	75,000	10/01/2010	10/01/2013	Common Stock